EXHIBIT 10.1

DOLE BERRY COMPANY
PATRIOT BERRY FARMS INC.
EXCLUSIVE BLUEBERRY SALES AGREEMENT

THIS EXCLUSIVE SALES AGREEMENT is made this 4th day of April, 2014, by and between Dole Berry Company, a Florida corporation, P.O. Box 3036, Winter Haven, Florida 33885-3036 (“DBC”) and Douglas Harmon, doing business as Patriot Berry Farms Inc., 7380 Sand Lake Road Suite 500 Orlando, FL 32819 (the “Grower”).

1. The Farms. Grower warrants that it is the sole and exclusive owner of the blueberries produced on Grower’s eight acre farms located in Marion County, Florida, free and clear of any liens, rights of third parties or other encumbrances. Grower’s farms are more particularly described in Exhibit “A” of this Agreement and shall include any future farms owned by Grower which produce during the life of this Agreement (the “Farms”).

2. Retention of DBC as Agent. Grower hereby appoints DBC as its exclusive sales agent to market and sell all of the blueberries produced by Grower on the Farms for a period of five (5) harvest years beginning January 1, 2014 and ending on December 31, 2018, unless this Agreement is terminated as provided in Section 11 below.

3.  Grower’s Obligations . Grower’s obligations under this Agreement shall include, but not be limited to the following, at its expense, and on a continuing basis:

a. To comply with all applicable current and future federal and state laws, rules and regulations governing the planting and raising of the crop, including, but not limited to U.S. Food and Drug Administration Standards set forth in the Code of Federal Regulations and other laws, rules and regulations governing the use of agricultural chemicals, food safety and worker protection. In addition, to comply with all current and future applicable state and federal air quality, and water quality standards and other environmental laws as well as applicable immigration and labor laws. Grower understands and agrees that it is solely responsible for such compliance, and DBC has no responsibility for such compliance.

b. To comply with the Standards for Harvesting, Field Cooling, Packing, Delivery and Sanitation set forth in Exhibit “B” of this Agreement.

c. To comply with the standards for certification adopted and published by “GlobalG.A.P., the Global Partnership for Good Agricultural Practices” as well as any future federal regulation applicable to berry production and any food safety requirements imposed by customers.

d. To provide climate controlled facilities to keep Grower’s berries at no more than 65° F and to transport them to the DBC facility located at 1702 Jim Johnson Road, Plant City, Florida.

e. In the event that Grower operates a packing house, to ensure that all blueberries packed at the packing house, either for Grower or any third party, are marketed and sold exclusively through DBC and that all blueberries packed comply with the requirements set forth in this Agreement.

f. To report and pay on a continuing basis all taxes due any governmental authorities on its product and production, including, without limitation, all income taxes. Grower understands and agrees that it is solely responsible for payment of such taxes, and DBC has no responsibility for such payment.

g. To not disclose any confidential business information provided to it by DBC. For the purpose of this Agreement, "confidential business information" shall include any proprietary and technical information of DBC in the nature of past, present or prospective business operations, operating systems and associated procedures and systems, information, accounting and financial data, customers lists, current or potential suppliers/vendors and growers, pricing and discounting practices, market data, sources of supply, special programs relating to sales, information regarding varieties and agricultural practices and the like developed or employed by DBC that are (i) of any value or significance to DBC and (ii) are not generally known to the competitors of DBC nor intended by DBC for general dissemination.

h. Should Grower deliver its berries to DBC after receiving a copy of this Agreement by personal delivery, facsimile, electronic transmission (email), or regular or certified mail, Grower will be deemed to have agreed to be bound by the terms of the Agreement regardless of whether either or both parties have executed and returned the Agreement to the other.

4. DBC’s Ob ligations . DBC’s obligations under this Agreement shall include, but not be limited to the following:

a. Endeavor to obtain the best market price available for the type and quality of blueberries delivered to it by Grower, provided, however, that in no event shall this Agreement be construed as a guarantee of any specific price.

b. To advise Grower, on at least a weekly basis, of the f.o.b. prices which DBC estimates they will be able to obtain for Grower’s blueberries during the upcoming week.

c. To credit Grower for all boxes of blueberries delivered to the designated DBC Facility which meet the standards set forth in Exhibit “B” hereof and to notify Grower of their rejection within 24 hours of receipt at the designated DBC facility or within 48 hours of notification of rejection by a customer.

d. To advance to Grower on each Friday of each week the amount per accepted box as set forth in Exhibit “C” hereof for all boxes of acceptable blueberries received and packed during the preceding week.

e. To provide to Grower the Settlement Statement described in paragraph 5 below, specifying the quantity and quality of blueberries received from Grower, along with all applicable deductions, on at least a monthly basis.

f. To issue settlement checks for all final sums due Grower within 35 days after the close of the applicable weekly shipping period. Such settlement checks shall constitute the final settlement between DBC and Grower.

5. Settlement Statements And Applicable Deductions. DBC shall issue Settlement Statements to the Grower along with the settlement checks. Such statements shall specify the quality and quantity of blueberries received from Grower, the price paid and the applicable deductions, which shall be for the reasons and amounts set forth in Exhibit “C” hereof, and shall include the following:

a. Handling and Receiving Fees: to cover DBC’s expenses associated with receiving and unloading trucks; quality checks including weighing and temperature verification; forced air cooling and cold storage; utilities and their associated overhead and profit. Grower understands that from time to time, DBC may utilize the transportation services of a truck brokerage company affiliated with DBC or DBC’s owner, provided however that such affiliated company’s freight rates are competitive with those charged by non-affiliated trucking firms. Grower also understands that DBC, at its discretion, may procure trucks for its buyers and negotiate sales terms on a delivered or pre-paid freight basis and as compensation for its time and expense in procuring trucks for buyers, DBC may retain any amounts collected from buyers for freight which may exceed actual freight costs. Any such retained sums in excess of actual freight costs will not exceed customary rates charged by commercial truck brokerage service providers.

b. Sales Commission: to cover DBC’s expenses associated with marketing and promotion; advertising and trade shows; selling costs; and their associated overhead and profit.

c. Packing Materials: to cover DBC’s expenses associated with acquiring and providing the Grower with packaging materials Including clamshells, labels and boxes, and the associated overhead and profit.

d. Packing Charges: where applicable, to cover DBC’s expenses associated with labor for packing, grading, box assembly, pallet assembly and loading; lug washing, equipment and facilities clean-up; depreciation and utilities; sanitary supplies; and their associated overhead and profit.

e. Rejection Charges: where applicable, to cover DBC’s expenses associated with the pickup, repacking, re-stocking, re-grading, inspection or disposal and their associated overhead when deliveries are rejected for failure to meet USDA#1 Standards by the customer at their final destination.

6. Authority of DBC. By the execution of this Agreement, the Grower grants to DBC the authority, in its sole discretion, to take the following actions:

a. Exclusively handle and market all of Grower’s blueberries covered by this Agreement.

b. Sell Grower’s blueberries on such terms and prices which, in DBC’s sole opinion, are the most favorable to Grower and DBC, including, without limitation, shipping blueberries on a consignment or re-consignment basis or selling blueberries to persons or entities affiliated with DBC in any manner.

c. Make adjustments or grant allowances which, in DBC’s sole opinion, are justifiable or necessary in order to consummate sales, with or without government inspection of Grower’s blueberries, and with or without notice to Grower.

d. Collect all payments due for Grower’s blueberries, including, without limitation, the right to refer to collection agencies, file and prosecute lawsuits in DBC’s name and participate in proceedings before state and federal agencies or bureaus having jurisdiction over such matters.

e. Remit all advance or net sums due Grower to Grower in accordance with and upon the terms and conditions set forth in this Agreement. Under no circumstances shall DBC be required to remit to Grower any amount greater than the amount DBC actually receives after the costs of collection and the other terms of this Agreement have been met.

f. Pool any other cost which, in DBC’s sole discretion, are costs that should be borne by all Growers, including, without limitation, freight handling costs, the costs of fumigation, inspection and certificates required by governmental authorities, collection costs and transfer funds by wire.

g. Pool or co-mingle blueberries produced by separate Growers when making sales and distributing blueberries.

h. Enter the Farms or packing house and make quality assurance inspections, monitor and ensure compliance with the standards set forth in Exhibit “B” hereof.

i. Require all of its Growers to be third party certified at Grower’s expense for the purpose of achieving the safest product practical.

7.  Indemnification and Insurance.

a. For and in consideration of this Agreement, Grower agrees to indemnify, reimburse and hold DBC and its successors, assigns, employees, agents and servants (hereafter in this paragraph 7 referred to as "Indemnitee") harmless from any and all claims, demands, actions, suits, judgments and any and all costs and expenses (including reasonable attorneys' fees) of the intentional or negligent act or omission of Grower or the breach of this Agreement by Grower imposed on, asserted against or incurred by the Indemnitee in any way relating to or arising out of this Agreement, including, without limitation, any losses, damages or liabilities relating to any work performed or not performed by Grower, its agents, suppliers, subcontractors or employees or any defect, deficiency, damage or harm resulting from the use or consumption of Grower’s blueberries. Grower further agrees that upon written notice by the Indemnitee of the assertion of such a claim, demand, action, judgment or suit, Grower shall, at its expense, assume full responsibility for the defense thereof.

b. Grower further agrees to carry a minimum of $1,000,000 general liability insurance for all losses and damage, including, but not limited to product liability. Grower shall name DBC as an additional named insured on any such policy, and shall provide DBC with evidence of said insurance.

8.  Grower’s Right to Inspect Records. Upon reasonable notice and request, DBC shall allow Grower or its agent to inspect DBC’s packing and sales records, to the extent required by law. Any inspection requested by Grower which is not required by law, shall be handled, in DBC’s sole discretion, on a case by case basis. DBC shall be reimbursed by Grower for any cost incurred by DBC associated with any such inspection.

9. Force Majeure. Should the performance of this Agreement by either party be prevented or delayed by any Act of God or other cause beyond the reasonable control of such party, including but not limited to, floods, storm, fire, war, total or partial failure of transportation or delivery facilities, interruption of power, or by any law, regulation or order of any federal, state or local authority, that party’s performance shall be excused to the extent it is thus prevented or delayed. Neither the lack of financial resources, nor miscalculations of crop yields, budgetary requirements, crop revenues, harvesting schedules, nor such other errors, shall constitute a force majeure event sufficient to excuse nonperformance hereunder. If DBC’s performance is prevented or delayed by any Act of God or other cause beyond its reasonable control, including but not limited to, floods, storm, fire, war, total or partial failure of transportation or delivery facilities, interruption of power, or by any law, regulation or order of any federal, state or local authority, DBC may, during such period, accept such quantities of berries as it deems, in its sole judgment, that it is able to market. Either party whose performance is delayed or prevented due to the force majeure event shall promptly notify the other party, or they shall confer and agree on a course of action to minimize the impact of such an event.

10. Resolution of Disputes. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida. Any claim, dispute or difference between DBC and Grower in connection with this Agreement shall first be discussed in good faith between them in order to try to find an amicable solution. If no solution is found, then the matter shall be submitted to arbitration in accordance with the Commercial Rules of the American Arbitration Association ("AAA") and the Florida Arbitration Act, to the extent that those provisions do not conflict with the AAA rules. The site of any arbitration shall be Winter Haven, Florida. The parties shall request an arbitrator experienced in the produce industry. In the event that no arbitrator has been mutually selected within 45 days of a written demand for arbitration, then either party may apply to the Circuit Court of the State of Florida in Polk County, Florida for the appointment of an arbitrator under the Florida Arbitration Act. The decision of the arbitrator will be final and binding, provided, however, that the arbitrator shall not have the power to add to or otherwise amend this Agreement, nor shall the arbitrator have the power to award exemplary or punitive damages of any kind. No demand for arbitration shall be valid unless filed within 180 days of the act or occurrence giving rise to the dispute. The prevailing party shall be entitled to recover from the non-prevailing party, in addition to all other relief, all costs and expenses incurred in connection with such arbitration including, without limitation, reasonable attorneys’ fees at the hearing level and in connection with any appellate proceeding.

11.  Termination.

(a) If either party breaches the terms and conditions of this Agreement, such breach has a material effect on the performance of this Agreement, and such breach continues for a period of thirty (30) days after written notice from the non-breaching party to the breaching party, the non-breaching party may terminate this Agreement. Upon such termination, the non-breaching party shall retain those remedies available to it at law or in equity for such breach. A waiver by either party of a material breach hereunder shall not constitute a waiver of any such breach occurring at a future date and shall not affect or impair the rights of the non-breaching party at any time to avail itself of such remedies as it may have under law or in equity.

12. Additional Remedies. In the event that Grower breaches its duty of exclusivity under this Agreement and diverts part or all of its blueberries to a party other than DBC during the term of this Agreement, then, in addition to such other damages that DBC might have under Florida law, DBC shall have the right to recover from Grower the amounts due to DBC as commissions, fees and charges under paragraph 5 of this Agreement for those blueberries.

13. Notices. All notices required by law or by this Agreement by one party to the other shall be sent in writing by Certified Mail (Return Receipt Requested), recognized courier service or by hand delivery. Such notices shall be given at the following addresses or at such other addresses as the Parties may by writing designate to the other:

TO DBC:	Keith D. Mixon	TO GROWER:	Douglas Harmon
	President		Patriot Berry Farms Inc.

	Dole Berry Company P.O. Box 3036 Winter Haven, FL 33885 (863) 294 8856		7380 Sand Lake Road Suite 500 Orlando, FL 32819 (503) 505-6946

14.  Other Provisions.

a. This Agreement contains the entire agreement between the parties hereto concerning the subject matter hereof, and supersedes any and all prior agreements, arrangements or understandings between the parties relating to the subject matter hereof. No oral understandings, statements, promises or inducements contrary to or modifying the terms of this Agreement exist now or shall have any effect in the future unless reduced to writing and signed by both parties. No representations, warranties, covenants or conditions, express or implied, other than as set forth herein have been made by the parties hereto. This Agreement has been duly and validly authorized, executed and delivered by DBC and Grower, all requisite corporate action has been taken, and this Agreement constitutes the legal, valid and binding obligation of DBC and Grower, enforceable in accordance with its terms.

b. It is acknowledged and agreed that Grower is an independent contractor and is not an employee or agent of DBC, and each of the parties to this Agreement agrees to take actions consistent with the foregoing. Nothing in this Agreement shall be construed to create a partnership, joint venture, or other association between Grower and DBC. Neither party shall have the authority to legally bind or commit the other, or to create any obligation, express or implied, on behalf of the other without their written consent.

c. The terms and conditions of this Agreement shall not be terminated or modified, or amended orally or by course of conduct, or in any other manner except in writing, signed by both parties. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. This Agreement may not be assigned by Grower without the prior written consent of DBC.

d. This Agreement shall be binding upon and shall insure to the benefit of the parties hereto and their respective heirs, legal representatives, personal representatives, successors and assigns. The unenforceability or invalidity of any Paragraph, Subparagraph or provision to this Agreement shall not affect the enforceability or validity of the balance of this Agreement.

e. The parties to this Agreement shall do, execute and deliver all such further acts, deeds, documents and things within their power as may be deemed reasonably necessary or desirable by counsel for either of the parties in order to give full effect to the true intent and meaning of this union.

f. This Agreement may be executed in multiple counterparts, and by facsimile signatures and the counterparts, when signed and attached to each Agreement shall have same force and effect as though all parties had executed one document.

WHEREFORE, the parties have executed this Agreement the day and year first above written.

“DBC”	“GROWER”

Dole Berry Company	Douglas Harmon

By: _________________________	_________________________
Keith D. Mixon
President

By: _________________________
Howard Roeder
Senior Vice President
Strategy and Finance

EXHIBIT “A”

PROPERTY DESCRIPTION

EXHIBIT “B”

DBC’S STANDARDS FOR HARVESTING, GRADING, SANITATION, STORAGE,
TRANSPORTATION & HANDLING

A.  HARVESTING AND FIELD GRADING STANDARDS:

1.	The harvest shall be managed with attention to removing field heat.
2.	No more than two (2) buckets shall be carried by any one harvester at one time.
3.	Buckets shall be retrieved promptly and placed in field lugs.
4.	There shall be minimum handling of the berries in order to keep as much bloom as possible on the blueberries.
5.	There shall be minimum bruising of the blueberries.
6.	Scars shall affect no more than ten percent (10%) of the surface area of each blueberry.
7.	The color of the blueberries shall be blue, bluish purple, bluish red or bluish black, and 3/4 of each berry shall be the appropriate color.
8.	Color shall be correct at harvest.
9.	The containers used for packing and transporting shall be clean and shall have no leaves, trash, or other debris.
10.	There shall be a minimum number of stems, and such stems shall be no more than one percent (1%) of each pack.
11.	DBC uses United States Department of Agriculture Grade Number 1 standards as a general rule, but reserves the right to require higher standards if the market demands higher standards.
12.	All Growers will supply an amount of lugs equal to twice the peak usage.

B.  FIELD SANITATION STANDARDS

1.	These standards shall be rigidly enforced by Grower at its expense to prevent and eliminate food borne diseases.
2.
All sources of water used that may come in contact with berries in irrigation, freeze protection, crop sprays, equipment wash down, hand washing etc. shall be tested to ensure that no contamination is present. A pesticide residue/microbial test will be performed by an DBC approved certified laboratory annually prior to first delivery of berries.

3.	Worker sanitation and hygiene shall be enforced in accordance with US code of Federal Regulation title 21, Section 110.10 to insure the following:

a)
Disease control. Any person who, by medical examination or supervisory observation, is shown to have, or appears to have, an illness, open lesion, including boils, sores, or infected wounds, or any other abnormal source of microbial contamination by which there is a reasonable possibility of blueberries, food-contact surfaces, or packaging materials becoming contaminated, shall be excluded from any operations which may be expected to result in such contamination until the condition is corrected. Personnel shall be instructed to report such health conditions to their supervisors.

b)
Cleanliness. All persons working in direct contact with blueberries or packaging materials shall conform to hygienic practices while on duty to the extent necessary to protect against contamination of the blueberries.

c)
Education and training. Personnel responsible for identifying sanitation failures or food contamination should have a background of education or experience, or a combination thereof, to provide a level of competency necessary for production of clean and safe food. Handlers and supervisors should receive appropriate training in proper food handling techniques and food-protection principles and should be informed of the danger of poor personal hygiene and unsanitary practices.

4.	Supervision. Responsibility for assuring compliance by all personnel with all requirements shall be clearly assigned to competent supervisory personnel.
5.
Field and facility sanitation (buildings, fixtures and other physical facilities) shall be maintained in sanitary condition to reduce the potential of pathogenic contamination of berries in accordance with US code of Federal Regulations Title 21, Section 110.20 to 110.93. Adequate restroom facilities shall be provided, stocked with toilet paper, single use paper towels, potable water and soap for hand washing.

6.	Practices must be in place to insure safe management and disposal of waste from portable toilets to prevent drainage into the fields.
7.	Attention to the use and general cleanliness of bins, lugs and containers is required in order to help reduce the risk of cross contamination.
8.	Damaged or diseased berries should be properly disposed of on a daily basis in order to prevent the out growth of pathogenic microorganisms.

C.  STORAGE, TRANSPORTATION AND HANDLING STANDARDS

1.	Storage and transportation of berries shall be under conditions that will protect berries against physical, chemical and microbial contamination.
2.
Contamination of product may occur due to improper practices during handling, loading, unloading, and transportation operations. Grower/Packer will assure that truck or other carrier sanitation requirements are met before loading to help reduce the likelihood for microbial contamination in accordance with the U.S. Code of Federal Regulations, Title 21, Section 110.93.

3.
Product should arrive at DBC’s distribution facilities or packing facilities stacked on 40” x 48” pallets. Pallets shall be prepared to DBC’s shipping specifications. Costs of these materials are at Grower’s expense.

DBC’s Initials: ______________________

Grower’s Initials: ____________________

EXHIBIT “C”

SUMS AGREED UPON BY DBC AND GROWER

1.	The amount to be advanced to the Grower each week pursuant to Section 4.d. shall be $1.00 per pound of finished product weight.

2.	The amount to be charged to the Grower under Section 5.a for receiving and handling charges shall be $0.18 per pound of finished product weight.

3.
The amount to be charged to the Grower under Section 5.b for Sales Commission shall be ten percent (10%) of the gross sales price of Grower’s blueberries. If the Grower exceeds 100,000 pounds of accepted USDA Grade 1 Berries the sales commission shall be reduced to nine percent (9%). Commission Rebate shall be paid after the end of the season.

4.	The amount to be charged to the Grower under Section 5.c for packing materials including clamshells, labels and boxes/trays will be posted annually.

5.
The amount to be charged to Grower under section 5.d for packing charges will be $0.40 per pound of finished product weight for hand picked and $0.50 per pound of finished product weight for machine picked.

6.	Transportation from Grower’s Farms to DBC Facilities will be at Grower’s expense.

7.	The amount to be charged to the Grower under Section 5.e shall be the actual costs incurred as a result of the rejection plus a reasonable amount for overhead.

DBC’s Initials: ______________________

Grower’s Initials: ____________________